Exhibit 99.1

Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

Alaska Communications Systems:	ACS Investors:
Mary Ann Pease	Kirsten Chapman / David Barnard, CFA
VP Corporate Communications	Lippert/Heilshorn & Associates
(907) 297-3000	(415) 433-3777

mpease@acsalaska.com

david@lhai-sf.com

Alaska Communications Systems Announces

Closing of $75 Million Public Offering of Common Stock

- Enters Into New $380 Million Senior Credit Facility -

ANCHORAGE, Alaska, February 01, 2005 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced the closing of its previously announced underwritten public offering of common stock. ACS has issued and sold a total of 8,823,530 shares of its common stock at a public offering price of $8.50 per share.  ACS received total net proceeds from the sale of such shares, after underwriting discounts, of approximately $71,250,005.  Total common stock outstanding after this offering is approximately 39.5 million shares.  ACS has granted the underwriters an option to purchase an additional 1,323,530 shares at the public offering price to cover over-allotments, if any.  In addition, today ACS entered into a new $380 million senior secured credit facility, consisting of a $335 million term loan facility and an undrawn $45 million revolving credit facility.

“Successfully completing this equity financing represents another element in our strategy to lower our overall cost of capital and de-leverage our balance sheet,” stated Liane Pelletier, ACS president and chief executive officer.  “In addition, consistent with our recapitalization strategy, today we entered into a new senior credit facility under which we can look forward to lower borrowing costs.”

Term loan borrowings under the new senior credit facility generally will bear interest at an annual rate equal to the London interbank offered rate (LIBOR) plus 200 basis points, as compared to term loan borrowings under the previous senior credit facility which generally bore interest at an annual rate of LIBOR plus 325 basis points. The outstanding balance under the previous senior credit facility prior to its repayment in conjunction with this transaction was $198.0 million.

The company plans to use the net proceeds from the equity offering and term loan borrowings under the new senior credit facility, along with available cash, to repay all amounts outstanding under its former senior secured credit facility, repurchase approximately $59.4 million outstanding principal amount of 9 7/8% senior notes due 2011, repurchase or redeem all of the $147.5 million outstanding principal amount of 9 3/8% senior subordinated notes due 2009, and provide cash for general corporate purposes.

J.P. Morgan Securities Inc., CIBC World Markets Corp. and Banc of America Securities LLC acted as joint book-running managers of the equity offering.  Copies of the final prospectus relating to the equity offering may be obtained from J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the senior subordinated notes or the senior notes. The tender offers and consent solicitations may only be made in accordance with the terms of and subject to the conditions specified in the Offers to Purchase and Consent Solicitation Statements, dated January 12, 2005, and the related Letters of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company’s Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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